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                                                                  Exhibit No. 11

                      Duplex Products Inc. and Subsidiary

                       COMPUTATION OF EARNINGS PER SHARE

                               Fiscal year ended


                                                            October 30,       October 31,        October 26,
                                                                1993              1992               1991
                                                            ---------------   ---------------    --------------
Weighted average number of common
shares outstanding during each
year used in computing earnings
per share                                                     7,731,740           7,765,865         7,751,815

Primary and fully diluted earnings
   (loss) per share before cumulative
   effect of change in accounting for
   income taxes                                                    $.19               $(.07)             $.55

Cumulative effect                                                   .13                   -                 -
                                                                    ---               -----              ----

Earnings (loss) per share                                          $.32               $(.07)             $.55
                                                                    ---               -----              ----
                                                                    ---               -----              ----





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